Exhibit 99.1

[Translation]

January 29, 2016

Company name:	Murata Manufacturing Co., Ltd.
Name of representative:	Tsuneo Murata
President & Representative Director
(Code: 6981, First section of the Tokyo Stock Exchange)
Contact:	Takumi Ikushima
Public Relations Manager
(Phone: 075-955-6786)

Company name:	Toko, Inc.
Name of representative:	Kiminori Yamauchi
President & Representative Director
(Code: 6801, First section of the Tokyo Stock Exchange)
Contact:	Yasunori Taguchi
Director
(Phone: 049-285-2511)

Announcement regarding the Execution of a Share Exchange Agreement for Converting Toko, Inc. into a Wholly-Owned Subsidiary of Murata Manufacturing Co., Ltd.

(Simplified Share Exchange)

Murata Manufacturing Co., Ltd. (“Murata”) and Toko, Inc. (“Toko”) hereby announce that they passed resolutions at their respective board of directors meetings held today to carry out a share exchange in which Murata will become the sole parent company and Toko will become the wholly-owned subsidiary (the “Share Exchange”) and that they also entered into a share exchange agreement (the “Share Exchange Agreement”) today.

Pursuant to the provisions of Article 796(2) of the Companies Act, Murata plans to carry out the Share Exchange according to the procedures for a simplified share exchange, which does not require the approval of its general shareholders meeting. Toko plans to carry out the Share Exchange after obtaining the approval of its annual general shareholders meeting that is scheduled to be held on March 29, 2016.

Prior to the effective date of the Share Exchange (scheduled for May 1, 2016), Toko common stock is scheduled to be delisted from the First Section of the Tokyo Stock Exchange (the “TSE”) on April 26, 2016 (the last trading day will be April 25, 2016).

1.	Purpose of converting Toko, Inc. into a wholly-owned subsidiary through the Share Exchange

Murata was founded in Nakagyo-ku, Kyoto in 1944 by Akira Murata and reorganized as a stock company (kabushiki kaisha) in 1950. The Murata Group is currently comprised

[Translation]

of 103 consolidated subsidiaries and 1 equity method affiliate, and has been contributing to the development of an advanced information society by developing, manufacturing, and selling innovative products under the slogan “Innovator in Electronics®” in an electronics industry where demand is becoming more sophisticated with the times.

Currently, Murata considers the fast-growing portable devices market (smartphones, tablets, etc.) to be its core market, and develops and produces high-function and high value-added parts that are based on materials technology, module technology, and production technology, such as laminated ceramic capacitors and wireless modules, and sells such parts around the world. It is also expanding into new markets, such as production and sale in emerging markets, the automobile market, the environmental and energy market, and the healthcare market, and is in the process of establishing a firm footing in regions where there are burgeoning demand and in business fields with a high barrier to entry.

With regard to its product portfolio, Murata has adopted a so-called “effusion” strategy where it aligns itself with companies that have the technological capabilities and delivery track record that are required for the world’s most advanced markets and absorbs the core technologies in proximate fields, and is continuously creating demand by providing new solutions for customers’ insatiable demands for technological innovation, exemplified by making products that are smaller, more power efficient, and faster.

Toko was established as Toko Radio Coil Laboratories, Inc. in 1955 and started the development and production of coils for vacuum tube type portable radios and the world’s first IFT for transistor radios. Then in 1964, it changed its company name to Toko, Inc. and its corporate group is currently comprised of Toko and its 23 consolidated subsidiaries. Toko is also contributing to social development in the electronics industry by continuously creating innovative coils that use its core technologies of magnetic materials and winding technologies. Toko’s products are widely used in audio-visual equipment such as televisions and games, communications equipment such as mobile phones and smartphones, information equipment such as personal computers, and automotive equipment such as car audio systems. In recent years, it has succeeded in the development and mass production of unique coils in advance of other companies, and has achieved the downsizing, energy saving, and slimming of portable devices that use such coils, such as smartphones, earning high praise from key customers around the world. Toko is also pursuing the development of new products and exploring new applications, such as automobile applications.

Under these circumstances, the companies executed the “Capital and Business Alliance Agreement” dated March 22, 2012 and commenced their business alliance so that they could contribute to social development by mutually exploiting their respective strengths and thereby increase the enterprise value of both companies. On February 13, 2013, the companies executed the “Agreement for Enhancement of Capital and Business Alliance”, and as a result of a tender offer, Murata now owns 68,101,995 shares of Toko common stock (62.99% (rounded to the nearest hundredths, and the same shall apply hereinafter to the calculation of the Shareholding Ratio (defined below)) of 108,122,646 shares, which is the total number of outstanding shares as of December 31, 2015 (the “Shareholding Ratio”)).

The companies subsequently enhanced their cooperation by, for example, entering into the “Agreement for the Assignment of Distribution Rights” dated March 25, 2015, which assigned some of Toko’s distribution rights to Murata and its subsidiaries, thereby making it possible to sell Toko’s products using Murata’s global sales capabilities.

[Translation]

However, in the course of promoting cooperation based on the premise that Toko will continue to be a listed company, the synergy that was initially expected has not been fully achieved under the current state where management resources (e.g., sales channels and technological capabilities) are dispersed, and due to intensifying competition and rapid changes in the market environment, Murata determined that there is a need to achieve greater synergy through an integrated operation of the corporate group (e.g., the development of sales channels and joint development in new fields through the cooperation of the companies) in order for the companies to further enhance their core businesses in the medium to long-term and that it is essential to establish a strong cooperative structure that can take full advantage of Murata’s management resources (e.g., sales channels and technological capabilities) in order for Toko to achieve its growth strategy, and that the best course of action to accomplish the foregoing would be for Murata to make Toko its wholly-owned subsidiary, so Murata made a proposal to Toko on August 20, 2015 that Toko become a wholly-owned subsidiary of Murata through a share exchange.

Toko has given serious consideration to how Murata’s proposal can contribute to Toko’s ideal competitive strategy under the current industry trends. Toko has made various attempts to expand its business, primarily through the development of unique coils, but due in part to the rise of Asian manufacturers in the metal alloy market, which is a key market for Toko, the competition it faces against its competitors in the global market is intensifying now more than ever, and customers’ needs are also becoming more varied. In order to survive in this harsh industry environment, the key is to expand its business by swiftly introducing new products to market, and Toko has come to recognize that, in order to further increase the sales of Toko’s state-of-the-art metal alloy products that have a large market share, it is essential to work on further enhancing the competitiveness of its products by utilizing Murata’s comprehensive technological capabilities in a timely manner. Toko has also come to recognize that, in order to implement such new competitive strategy at a faster pace and with certainty, it must promptly maximize business synergy by becoming a wholly-owned subsidiary of its parent company (Murata), effectively utilizing not only Toko’s own resources but also the information regarding technology and production in the possession of the Murata group and merging the management resources of both companies.

After much sincere discussion regarding the future direction of both companies based on Murata’s proposal to make Toko its wholly-owned subsidiary, Murata and Toko have come to recognize that optimizing the value chain by consolidating the various functions dispersed within their corporate group, achieving operational synergy by avoiding conflicts of interest within their corporate group, and making it possible to distribute management resources and formulate strategy in an optimal manner through an integrated operation of the corporate group will further contribute to increasing the enterprise value of both companies in the future. The companies have concluded that the best course of action for achieving these goals would be for Murata to make Toko its wholly-owned subsidiary and to ensure the flexibility of its organizational management, so they made the decision today to enter into the Share Exchange Agreement.

Toko is expected to be delisted on April 26, 2016 as a result of the Share Exchange, so in this connection, the companies have agreed to delete, effective today, the

[Translation]

acknowledgment that Toko will continue to be a listed company under the “Agreement for Enhancement of Capital and Business Alliance” that was executed between the companies on February 13, 2013 (see Section 2(2)(g) of the “Announcement of the Execution of Agreement for Enhancement of Capital and Business Alliance between Murata Manufacturing Co., Ltd. and Toko, Inc.” dated February 13, 2013), subject to the condition subsequent that the Share Exchange does not go into effect.

2.	Overview of the Share Exchange

(1)	Schedule for the Share Exchange

Date of resolution of the board of directors for the execution of the Share Exchange Agreement (both companies)	January 29, 2016

Execution date of the Share Exchange Agreement (both companies)	January 29, 2016

Record date of the annual general shareholders meeting (Toko)	December 31, 2015

Date of the annual general shareholders meeting (Toko)	March 29, 2016 (scheduled)

Last trading day (Toko)	April 25, 2016 (scheduled)

Delisting date (Toko)	April 26, 2016 (scheduled)

Effective date of the Share Exchange	May 1, 2016 (scheduled)

(Note 1)	Pursuant to Article 796(2) of the Companies Act, Murata plans to carry out the Share Exchange according to the procedures for a simplified share exchange, which does not require the approval of the general shareholders meeting.

(Note 2)	The schedule above may be changed by agreement of both companies if it is necessary depending on the progress of the procedures for the Share Exchange.

(2)	Method of the Share Exchange

Under the Share Exchange, Murata will become the sole parent company and Toko will become the wholly-owned subsidiary. Pursuant to the provisions of Article 796(2) of the Companies Act, Murata plans to carry out the Share Exchange according to the procedures for a simplified share exchange, which does not require the approval of the general shareholders meeting. Toko plans to carry out the Share Exchange after obtaining approval for the Share Exchange Agreement at its annual general shareholders meeting that is scheduled to be held on March 29, 2016.

(3)	Terms of allotment in connection with the Share Exchange

Name of company	Murata (sole parent company upon share exchange)	Toko (wholly-owned subsidiary upon share exchange)
Allotment ratio for the Share Exchange	1	0.027
Number of shares to be delivered through the Share Exchange	Murata common stock: 1,042,043 shares (scheduled)

(Note 1)	Share allotment ratio

[Translation]

For each share of Toko common stock, 0.027 shares of Murata common stock will be allotted and delivered. However, no share will be allotted through the Share Exchange for the 68,101,995 shares of Toko common stock owned by Murata (as of January 29, 2016).

(Note 2)	Number of Murata shares to be delivered through the Share Exchange

Number of Murata common stock to be delivered through the Share Exchange: 1,042,043 shares (scheduled)

At the time of the Share Exchange, Murata will allot and deliver the number of Murata common stock that is calculated based on the allotment ratio in the table above to the Toko shareholders (excluding Murata) as of immediately prior to the time that Murata acquires all outstanding shares of Toko (excluding the Toko common stock owned by Murata) through the Share Exchange (the “Reference Time”) in exchange for the Toko common stock owned by such shareholders. Murata plans to use its treasury shares for all of the shares that it will be delivering, and Murata does not plan to issue any new shares when making the allotment in connection with the Share Exchange. Immediately prior to the Reference Time, Toko plans to retire its treasury shares and all of its treasury shares that it will own by the time immediately prior to the Reference Time (including the treasury shares that are acquired based on the share buyback demand made by dissenting shareholders under Article 785 of the Companies Act that is exercised with regard to the Share Exchange) through a resolution of a board of directors meeting that is held no later than the day before the effective date of the Share Exchange.

The number of shares to be allotted and delivered through the Share Exchange may change in the future due to the acquisition or retirement of treasury shares by Toko.

(Note 3)	Treatment of shares of less than one unit

As a result of the Share Exchange, there is expected to be shareholders who will newly own Murata shares of less than one unit (i.e., less than 100 shares). In particular, Toko shareholders who own less than 3,704 shares of Toko stock are expected to only own Murata shares of less than one unit and will not be able to sell such shares on an exchange market. The shareholders who will own Murata shares of less than one unit may take advantage of the policies below regarding Murata stock:

(i)	Buyback of shares of less than one unit (sale of less than 100 shares)

This is a policy where, pursuant to the provisions of Article 192(1) of the Companies Act, shareholders who own Murata shares of less than one unit can make a demand on Murata to purchase such shares of less than one unit, and the shareholders can sell such shares to Murata.

(ii)	Additional purchase of shares of less than one unit (purchase that will increase the number of shares owned to 100 shares)

This is a policy where, pursuant to the provisions of Article 194(1) of the Companies Act and Murata’s articles of incorporation, shareholders who own Murata shares of less than one unit can make a demand on Murata to sell to them the number of shares of common stock that, together with the number of shares of less than one unit that they currently own, will make up one unit (100 shares), and the shareholders can purchase such additional shares.

[Translation]

(Note 4)	Treatment of any fraction of less than one share

With respect to the Toko shareholders who will receive an allotment and delivery of fractions of less than one share of Murata common stock at the time of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations, Murata will sell the number of Murata shares equal to the sum of such fractions (any fraction of less than one share in the sum will be rounded off) and deliver the proceeds of the sale to such shareholders in proportion to such fractions.

(4)	Treatment of share warrants and bonds with share warrants in connection with the Share Exchange

Even after the execution of the Share Exchange Agreement, Murata plans to continue holding its Toko, Inc. Series VI Unsecured Convertible Bond-type Bonds with Share Warrants as bonds with share warrants and plans to redeem them all at once on April 8, 2016 (i.e., the maturity date), before the effective date of the Share Exchange. Accordingly, there will not be any succession of bonds with share warrants in connection with the Share Exchange.

Toko has not issued any other share warrants or bonds with share warrants.

3.	Basis for the terms of allotment in connection with the Share Exchange

(1)	Basis and reasons for the terms of allotment

To ensure fairness and reasonableness when calculating the share allotment ratio in Section 2(3) above (“Terms of allotment in connection with the Share Exchange”) that will be used in the Share Exchange (the “Share Exchange Ratio”), as stated in Section 3(4) below (“Measures to ensure fairness”), Murata appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as its third-party appraiser and Baker & McKenzie as its legal advisor, while Toko appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its third-party appraiser and TMI Associates as its legal advisor.

As stated in Section 3(4) below (“Measures to ensure fairness”), Murata carefully discussed and considered the valuation report on the share exchange ratio that it received from its third-party appraiser (Nomura Securities) on January 28, 2016 and the advice that it received from Baker & McKenzie, and decided that the Share Exchange Ratio is reasonable and will not harm the interests of Murata and Toko shareholders, so it has decided that it would be reasonable to carry out the Share Exchange according to the Share Exchange Ratio.

As stated in Sections 3(4) (“Measures to ensure fairness”) and 3(5) (“Measures to avoid conflicts of interest”) below, Toko carefully discussed and considered the valuation report on the share exchange ratio that it received from its third-party appraiser (Mizuho Securities) on January 28, 2016, the advice that it received from TMI Associates, the opinion letter that it received on January 29, 2016 from Eisaku Maruyama, an outside auditor of Toko who does not have any interest with the

[Translation]

controlling shareholder (Murata) and is registered with the TSE as an independent officer, which found that Toko’s decision regarding the Share Exchange will not be disadvantageous to Toko’s minority shareholders, and the results of the due diligence conducted on Murata. As a result, Toko decided that the Share Exchange Ratio, as stated in paragraph (2)(ii) below (“Summary of the calculation”), is at a reasonable level because, out of the calculation results of the Share Exchange Ratio that were received from Mizuho Securities, it falls within the calculation range under the market share price method and the discounted cash flow method (the “DCF Method”) and exceeds the upper limit of the calculation range under the comparable peer company method, and also will not be disadvantageous to Toko’s minority shareholders, so it has decided that it would be reasonable to carry out the Share Exchange according to the Share Exchange Ratio.

As described above, Murata and Toko have held many negotiations and discussions after carefully considering the results of the due diligence conducted by each company on the other company and considering various factors such as the companies’ financial conditions, business performance trends, and share price trends, etc. while referring to the calculation results of the share exchange ratio and advice that they received from their respective third-party appraisers as well as the advice that they received from their respective legal advisors, and as a result, they have determined that the Share Exchange Ratio is reasonable and will not harm the interests of their respective shareholders, so based on the resolutions of the board of directors meetings of Murata and Toko that were held today, they have decided to enter into the Share Exchange Agreement to carry out the Share Exchange according to the Share Exchange Ratio.

The Share Exchange Ratio may be changed upon discussion between the companies if there is any material change in the various conditions that form the basis of its calculation.

(2)	Matters regarding calculation

(i)	Names of the appraisers and their relationships with the publicly-listed companies

Both Nomura Securities (Murata’s third-party appraiser) and Mizuho Securities (Toko’s third-party appraiser) are appraisers that are independent from Murata and Toko, are not parties that are related to Murata or Toko, and do not have any significant interests that should be noted with regard to the Share Exchange.

(ii)	Summary of the calculation

Nomura Securities performed its calculation with regard to Murata using the average market share price method because Murata is listed on the TSE and has a market share price (using January 27, 2016 as the calculation reference date, the closing price on the calculation reference date, the average closing price for the one-week period from January 21, 2016 to the calculation reference date, the average closing price for the one-month period from December 28, 2015 to the calculation reference date, the average closing price for the three-month period from October 28, 2015 to the calculation reference date, and the average closing price for the six-month period from July 28, 2015 to the calculation reference date).

[Translation]

Nomura Securities performed its calculation with regard to Toko using the average market share price method because Toko is listed on the TSE and has a market share price (using January 27, 2016 as the calculation reference date, the closing price on the calculation reference date, the average closing price for the one-week period from January 21, 2016 to the calculation reference date, the average closing price for the one-month period from December 28, 2015 to the calculation reference date, the average closing price for the three-month period from October 28, 2015 to the calculation reference date, and the average closing price for the six-month period from July 28, 2015 to the calculation reference date) and also the DCF Method so that future business activities are reflected in the valuation.

Assuming that the per-share value of Murata stock is 1, the range of values per Toko share under each valuation method are as follows:

Method used	Calculation results of the share exchange ratio
Average market share price method	0.020 ~ 0.026
DCF method	0.025 ~ 0.030

Nomura Securities calculated the share exchange ratio above by using the information received from both companies as well as publicly-available information and by assuming that all of these materials and information were accurate and complete, and it did not independently verify their accuracy or completeness. It also did not independently perform a valuation, appraisal, or assessment of the assets and liabilities (including contingent liabilities) of Murata, Toko, and their related companies, including analysis and valuation of individual assets and liabilities, and also did not ask any third-party entity to perform such appraisal or assessment. The calculation of the share exchange ratio by Nomura Securities reflects the information and economic conditions up to January 27, 2016, and it assumed that the financial projections for Toko have been reasonably considered or prepared by the management of both companies based on the best projections and decisions that can be obtained at this time.

Toko’s future financial outlook that was used by Nomura Securities as the basis for its calculation under the DCF Method includes a fiscal year in which a significant increase or decrease in profits is anticipated. In particular, a significant decrease in current net profits is anticipated in the fiscal year ending December 2016 due to the impact of the extraordinary income from the capital gains from the sale of distribution rights that was posted in the fiscal year ended December 2015.

Mizuho Securities performed its calculation with regard to Murata using the market share price method because Murata is listed on the TSE and has a market share price. The market share price method used January 28, 2016 as the calculation reference date and used the closing price of Murata common

[Translation]

stock on the TSE on the calculation reference date and the simple average of the closing price in the one-month, three-month, and six-month periods preceding the calculation reference date. Mizuho Securities performed its calculation with regard to Toko using the market share price method because Toko is listed on the TSE and has a market share price, the comparable peer company method because there are multiple publicly-listed companies that are engaged in a business that is relatively similar to that of Toko and it is possible to estimate the share value through a comparison with peer companies, and also the DCF Method so that future business activities are reflected in the valuation. The market share price method used January 28, 2016 as the calculation reference date and used the closing price of Toko common stock on the TSE on the calculation reference date and the simple average of the closing price in the one-month, three-month, and six-month periods preceding the calculation reference date. Under the comparable peer company method, TDK Corporation, Murata, Taiyo Yuden Co., Ltd., Sumida Corporation, and Tamura Corporation were selected as comparable publicly-listed companies determined to be similar to Toko and the calculation was performed using the EBITDA multiple (EV/EBITA ratio) and the P/E ratio. Under the DCF Method, the enterprise value and share value were appraised by taking the future cash flow under the financial projections prepared by Toko for the period between the fiscal year ending December 2016 and the fiscal year ending December 2018 and discounting it to the present value at a certain discount rate. A discount rate of between 7.70% and 8.70% was used, the perpetuity growth method and the multiple method were used to calculate the terminal value, the perpetuity growth method used a perpetuity growth rate of between -0.5% and 0.5%, and the multiple method used an EBITDA multiple of between 4.0 and 5.0. The financial projections on which the calculation was based include a fiscal year in which a significant increase or decrease in profits is anticipated. In particular, a significant decrease in current net profits is anticipated in the fiscal year ending December 2016 due to the impact of the extraordinary income from the capital gains from the sale of distribution rights that was posted in the fiscal year ended December 2015. Also, in the fiscal year ending December 2017, operating profits are expected to be JPY 4,100,000,000, and ordinary profits and current net profits are also expected to increase by over 30% year-on-year due to the impact of steady growth in revenue from the increase in sales of key products and improvement in the product lineup. These financial projections do not assume that the Share Exchange will be carried out.

Assuming that the per-share value of Murata stock is 1, the range of values per Toko share under each valuation method are as follows:

Method used	Calculation results of the share exchange ratio
Market share price method	0.020 ~ 0.028
Comparable peer company method	0.010 ~ 0.022
DCF method	0.016 ~ 0.031

Mizuho Securities calculated the share exchange ratio by using the information received from both companies as well as publicly-available information (as a general rule, using such information in the manner they

[Translation]

were received) and by assuming that all of these materials and information that it used were accurate and complete and that there are no facts that may have a material impact on the calculation of the share exchange ratio and were not disclosed to Mizuho Securities, and it did not independently verify their accuracy or completeness. Its calculation is also based on the premise that it did not independently perform a valuation or assessment of the assets and liabilities (including contingent liabilities) of both companies and their subsidiaries and affiliates. Its calculation is also based on the premise that the business outlook and financial projections for Toko were reasonably prepared and created by Toko’s management based on the best projections and decisions that can be obtained at this time. The calculation results of the share exchange ratio submitted by Mizuho Securities do not express any opinion with regard to the fairness of the share exchange ratio for the Share Exchange.

(3)	Delisting plans and the grounds for such delisting

On the effective date of the Share Exchange (scheduled for May 1, 2016), Murata will become Toko’s sole parent company through the Share Exchange, and the common stock of Toko, which will become the wholly-owned subsidiary, is scheduled to be delisted on April 26, 2016 (the last trading day will be April 25, 2016) according to the TSE’s delisting standards. After the delisting, Toko common stock will no longer be traded on the TSE, but because the Murata common stock that will be allotted to Toko shareholders on the effective date of the Share Exchange are listed on the TSE, we believe that the shareholders who own at least 3,704 shares of Toko common stock and will receive an allotment of at least 100 shares of Murata common stock (i.e., the number of shares in one unit of Murata shares) through the Share Exchange, despite the fact that they may receive an allotment that partly consists of shares of less than one unit depending on the number of shares they own, will continue to be able to trade shares of at least one unit on exchange markets, thereby ensuring the liquidity of the shares.

However, shareholders who own less than 3,704 shares of Toko common stock at the Reference Time will be allotted a number of shares of Murata common stock that are less than one unit. Shares of less than one unit cannot be sold on exchange markets, but shareholders can make a demand on Murata to purchase shares of less than one unit and the shareholders can sell such shares to Murata. Shareholders can also make a demand on Murata to sell to them the number of shares that, together with the number of shares of less than one unit that they currently own, will make up one unit, and the shareholders can purchase such additional shares from Murata. For details regarding this treatment, please see (Note 3) (“Treatment of shares of less than one unit”) in Section 2.3 above.

In addition, for details regarding the treatment of any fraction of less than one share that may arise, please see (Note 4) (“Treatment of any fraction of less than one share”) in Section 2.3 above.

Toko’s common shareholders may continue to trade its Toko common stock on the TSE as in the past and may exercise their legal rights under the Companies Act and other relevant laws and regulations until the last trading day (scheduled for April 25, 2016).

[Translation]

(4)	Measures to ensure fairness

Due to the fact that Murata is already a parent company of Toko that owns 62.99% of its total outstanding shares, the companies have determined that there is a need to ensure the fairness of the Share Exchange and have taken the following measures to ensure fairness:

(i)	Obtaining valuation reports on share exchange ratio from independent third-party appraisers

Murata hired Nomura Securities, a third-party appraiser that is independent from Murata and Toko, and received a valuation report on share exchange ratio on January 28, 2016. For a summary of this valuation report, please see Section 3(2) above (“Matters regarding calculation”).

Toko hired Mizuho Securities, a third-party appraiser that is independent from Murata and Toko, and received a valuation report on share exchange ratio on January 28, 2016. For a summary of this valuation report, please see Section 3(2) above (“Matters regarding calculation”).

Neither Murata nor Toko has received a fairness opinion from their respective third-party appraisers stating that the Share Exchange Ratio is reasonable or fair from a financial perspective.

(ii)	Advice from independent law firms

Murata has appointed Baker & McKenzie and Toko has appointed TMI Associates as their respective legal advisors for the Share Exchange, and each has received legal advice regarding the various procedures for the Share Exchange and the decision-making method and process of the board of directors. Both Baker & McKenzie and TMI Associates are independent from Murata and Toko and do not have any significant interests with the companies.

(5)	Measures to avoid conflicts of interest

Murata already owns 68,101 voting rights in Toko (64.19% (rounded to the nearest hundredths, and the same shall apply hereinafter to the calculation of the Ratio of Voting Rights Owned (defined below)) of 106,087 voting rights held by all shareholders as of December 31, 2015 (the “Ratio of Voting Rights Owned”)) and Toko is a consolidated subsidiary of Murata, so in addition to taking the measures in paragraph (4) above, the following measures have been taken to avoid any conflicts of interest:

(i)	Approval of all disinterested Toko directors and the opinion of all disinterested Toko auditors that they have no objections

Among Toko’s directors, Yoshito Takemura also serves as a Director and Senior Vice President of Murata and there is some possibility of a conflict of interest with Toko, so in order to ensure the fairness of Toko’s decision-making and to avoid a conflict of interest, he did not participate in the deliberations and resolution at Toko’s board of directors meeting that was held today and at which a resolution was passed for the execution of the Share Exchange Agreement (the “Board of Directors Meeting”) and also did not participate in the discussion and negotiation with Murata regarding the Share Exchange.

[Translation]

The Board of Directors Meeting was attended by 4 Toko directors (excluding Yoshito Takemura, who did not participate in the deliberations and resolution of the Board of Directors Meeting) and all 3 Toko auditors, the abovementioned resolution was passed unanimously by the directors who were present, and each of the auditors who were present stated that he or she does not have any objections against the abovementioned resolution.

(ii)	Toko obtaining an opinion from a disinterested third party

To resolve any conflicts of interest with regard to the Share Exchange and to ensure the fairness and transparency of the Share Exchange, when Toko’s board of directors was considering the Share Exchange, it asked Eisaku Maruyama, an outside auditor of Toko who does not have any interest with Murata and is registered with the TSE as an independent officer, to consider the following issues pursuant to the rules established by the TSE: (a) the reasonableness of the purpose of the Share Exchange, (b) the fairness of the procedures for the negotiation process of the Share Exchange, (c) the fairness of the Share Exchange Ratio, and (d) whether or not the Share Exchange will be disadvantageous to Toko’s minority shareholders.

When Eisaku Maruyama was considering these issues, he (i) received an explanation from Toko regarding the purpose of the Share Exchange, the background leading to the Share Exchange, Toko’s business performance and enterprise value, and the negotiations and decision process for the various terms of the Share Exchange including the share exchange ratio, (ii) received an explanation from Mizuho Securities regarding the valuation of the share exchange ratio for the Share Exchange, and (iii) received an explanation from TMI Associates regarding the decision-making method and process of Toko’s board of directors regarding the Share Exchange. After carefully considering the explanation received from the abovementioned parties as well as the valuation report on the share exchange ratio prepared by Mizuho Securities and other various materials relating to the Share Exchange, Mr. Maruyama submitted to Toko’s board of directors meeting an opinion letter dated January 29, 2016 stating the following: (a) he considers the purpose of the Share Exchange to be reasonable based on the fact that the purpose is to optimize the value chain by consolidating the various functions dispersed within Murata’s corporate group, achieve operational synergy by avoiding conflicts of interest within the corporate group, and make it possible

[Translation]

to distribute management resources and formulate strategy in an optimal manner through an integrated operation of the corporate group by making Toko a wholly-owned subsidiary of Murata, thereby increasing the enterprise value of both companies; (b) he considers the procedures for the negotiation process of the Share Exchange to be transparent and fair based on the fact that, with regard to the Share Exchange, Toko received a valuation report on the share exchange ratio from Mizuho Securities (an independent third-party appraiser), received the advice of independent outside professionals regarding the various procedures for the Share Exchange and the decision-making method and process of the board of directors, and have also taken measures to avoid any conflicts of interest; (c) he considers the Share Exchange Ratio to be fair based on the fact that he did not find anything unreasonable with the method and process used by the independent third-party appraiser to calculate the exchange ratio and Toko discussed and negotiated the Share Exchange Ratio based on such calculation results; and (d) taking into consideration each of the facts in (a) through (c) above, he finds that Toko’s decision regarding the Share Exchange will not be disadvantageous to Toko’s minority shareholders.

4.	Overview of the companies participating in the Share Exchange (as of December 31, 2015)

		Sole parent company upon share exchange	Wholly-owned subsidiary upon share exchange
1.	Name	Murata Manufacturing Co., Ltd.	Toko, Inc.

2.	Address	1-10-1 Higashi-Koutari Nagaokakyo-shi, Kyoto	18 Oaza-gomigaya Tsurugashima-shi, Saitama

3.	Name and title of representative	Tsuneo Murata President & Representative Director	Kiminori Yamauchi President & Representative Director

4.	Description of business	Research and development, production, and sale of electronic devices based on functional ceramics	Manufacturing and sale of coil goods and other goods

5.	Stated capital	JPY 69,376,000,000	JPY 17,446,000,000

6.	Date of incorporation	December 23, 1950	August 9, 1955

7.	Number of outstanding shares	225,263,592 shares	108,122,646 shares

8.	Fiscal year end	March 31	December 31

9.	Number of employees	(Consolidated) 53,669 (as of September 30, 2015)	(Consolidated) 10,647 (as of December 31, 2015)

10.	Major customers	Domestic and foreign companies that manufacture computers, communication equipment, AV equipment, in-vehicle equipment, etc.	Domestic and foreign companies that manufacture computers, communication equipment, AV equipment, in-vehicle equipment, etc.

11.	Major banks	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Kyoto, Ltd. The Shiga Bank, Ltd.	Mizuho Bank, Ltd. Saitama Resona Bank, Ltd. The Bank of Kyoto, Ltd.

[Translation]

12.	Major shareholders and their shareholding ratios	JP Morgan Chase Bank 380055 (Standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)		Murata Manufacturing Co., Ltd.
					62.99%

			8.2%	Japan Trustee Services Bank, Ltd. (trust account)
					1.61%
		Japan Trustee Services Bank, Ltd.
		(trust account)	4.7%	Goldman Sachs International (Standing
				proxy: Goldman Sachs Japan Co., Ltd.)	1.17%
		State Street Bank and Trust Company (Standing proxy: The Hongkong and Shanghai Banking Corporation, Tokyo branch)
				Masayoshi Yamauchi	1.05%
			4.0%
				The Master Trust Bank of Japan, Ltd.
		The Master Trust Bank of Japan,		(trust account)	1.01%
		Ltd. (trust account)	3.3%
		Nippon Life Insurance Company	3.3%	Chase Manhattan Bank GTS Clients Account Escrow (Standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	0.61%
		The Bank of Kyoto, Ltd.	2.3%
		Meiji Yasuda Life Insurance Company	2.3%	Deutsche Bank AG London-PB Non- treaty Clients 613 (Standing proxy: Deutsche Securities Inc.)	0.57%
		The Shiga Bank, Ltd.	1.6%	Japan Trustee Services Bank, Ltd.
				(trust account 1)	0.49%
		The Bank of New York Mellon SA/NV 10 (Standing proxy: The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	1.5%	Nomura PB Nominees Limited Omnibus-Margin (CASHPB) (Standing proxy: Nomura Securities Co., Ltd.)
					0.46%
		CBNY-Government of Norway
		(Standing proxy: Citibank Japan Ltd.)	1.4%	Morgan Stanley MUFG Securities Co., Ltd.	0.45%
		(as of September 30, 2015)		(as of December 31, 2015)

13.	Relationship between the companies

	Capital relationship	Murata owns 68,101,000 shares of Toko stock, which represents 62.99% of its total outstanding shares.
	Personal relationship

4 present or former employees of Murata or companies in the Murata corporate group (excluding Toko and the companies in the Toko corporate group) serve as a director or auditor of Toko, one of which is a Murata director concurrently serving as an outside director of Toko.

There are 11 employees of Murata or companies in the Murata corporate group (excluding Toko and the companies in the Toko corporate group) working as secondees at Toko and companies in the Toko corporate group.

	Transactional relationship

Murata purchases coils from Toko, and Toko purchases ceramic capacitors from Murata.

On March 25, 2015, Murata executed an agreement under which it received some distribution rights from Toko, and Murata is now selling some Toko products.

	Status as a related party	Toko is a consolidated subsidiary of Murata, so Murata and Toko are related parties to each other.

[Translation]

14.	Operating results and financial conditions in the past 3 years

Fiscal year	Murata (consolidated)			Toko (consolidated)
	FY ended March 2013	FY ended March 2014	FY ended March 2015	FY ended December 2013	FY ended December 2014	FY ended December 2015
Net assets	860,963	971,632	1,138,931	23,224	26,601	27,462
Total assets	1,087,144	1,243,687	1,431,303	49,265	48,595	53,662
Net assets per share (JPY)	4,078.94 (Note 1)	4,514.53 (Note 1)	5,304.98 (Note 1)	215.57	246.49	257.37
Sales	681,021	846,716	1,043,542	32,700	33,574	38,348
Operating profits	58,636	125,891	214,535	3,356	2,734	2,820
Ordinary profits	59,534 (Note 2)	132,336 (Note 2)	238,400 (Note 2)	3,251	2,794	2,921
Current net profits	42,386 (Note 3)	93,191 (Note 3)	167,711 (Note 3)	2,602	2,543	4,223
Current net profits per share (JPY)	200.81 (Note 3)	440.63 (Note 3)	792.19 (Note 3)	24.38	23.83	39.58
Dividend per share (JPY)	100	130	180	3	3	3

(Note 1)	Murata prepared its consolidated financial statements in accordance with the generally accepted accounting principles in the U.S. (“US GAAP”), so these figures represent the “shareholders’ equity per share”.
(Note 2)	These figures represent the “current net profits before tax” calculated according to US GAAP.
(Note 3)	These figures represent the “current net profits attributable to Murata shareholders” and the “current net profits per share attributable to Murata shareholders” calculated according to US GAAP.
(Note 4)	The unit is JPY million unless specifically noted otherwise.

5.	Status after the Share Exchange

Sole parent company upon share exchange
1. Name	Murata Manufacturing Co., Ltd.
2. Address	1-10-1 Higashi-Koutari, Nagaokakyo-shi, Kyoto
3. Name and title of representative	Tsuneo Murata, President & Representative Director
4. Description of business	Research and development, production, and sale of electronic devices based on functional ceramics
5. Stated capital	JPY 69,376,000,000
6. Fiscal year end	March 31
7. Net assets	Not yet determined
8. Total assets	Not yet determined

6.	Summary of accounting treatment

Murata prepared its consolidated financial statements in accordance with US GAAP. Murata will treat the Share Exchange as a capital transaction under US GAAP.

[Translation]

7.	Future outlook

Toko is already a consolidated subsidiary of Murata, so the impact of the Share Exchange on the business performance of both Murata and Toko is expected to be minor.

8.	Matters regarding transactions with the controlling shareholder

(1)	Whether the Share Exchange is a transaction with a controlling shareholder; compliance with the guidelines regarding measures for the protection of minority shareholders

Murata is a controlling shareholder that owns 64.19% of the voting rights held by all Toko shareholders, so from Toko’s perspective, the Share Exchange constitutes a transaction with a controlling shareholder.

The corporate governance report disclosed on May 20, 2015 provides the following as “guidelines regarding measures for the protection of minority shareholders when conducting a transaction with a controlling shareholder”: if Toko will be conducting a transaction with a controlling shareholder, it must make its decision after taking into consideration the market price, terms and conditions of the transaction, and other factors, as in the case of transactions with other companies.

As stated in Sections 3(4) (“Measures to ensure fairness”) and 3(5) (“Measures to avoid conflicts of interest”) above, Toko plans to carry out the Share Exchange by deciding on the Share Exchange Ratio after taking measures to ensure its fairness and to avoid conflicts of interest.

Accordingly, the Share Exchange is found to be in compliance with Toko’s “guidelines regarding measures for the protection of minority shareholders when conducting a transaction with the controlling shareholder” mentioned above.

(2)	Matters regarding the measures to ensure fairness and the measures to avoid conflicts of interest

As stated in paragraph (1) above (“Whether the Share Exchange is a transaction with a controlling shareholder; compliance with the guidelines regarding measures for the protection of minority shareholders”), from Toko’s perspective, the Share Exchange constitutes a transaction with a controlling shareholder, so Toko carefully discussed and considered the various terms of the Share Exchange at its board of directors meeting, and as stated in Sections 3(4) (“Measures to ensure fairness”) and 3(5) (“Measures to avoid conflicts of interest”) above, Toko has also taken measures to ensure its fairness and to avoid any conflicts of interest.

(3)	Summary of the opinion obtained from a person that has no interest with the controlling shareholder, stating that this transaction will not be disadvantageous to the minority shareholders

[Translation]

As stated in Section 3(5) (“Measures to avoid conflicts of interest”), item (ii) (“Toko obtaining an opinion from a disinterested third party”) above, to resolve any conflicts of interest with regard to the Share Exchange and to ensure the fairness and transparency of the Share Exchange, when Toko was considering the Share Exchange, it asked Eisaku Maruyama, an outside auditor of Toko who does not have any interest with Murata and is registered with the TSE as an independent officer, to consider the following issues pursuant to the rules established by the TSE: (a) the reasonableness of the purpose of the Share Exchange, (b) the fairness of the procedures for the negotiation process of the Share Exchange, (c) the fairness of the Share Exchange Ratio, and (d) whether or not the Share Exchange will be disadvantageous to Toko’s minority shareholders.

As a result, Toko received an opinion letter dated January 29, 2016 from Eisaku Maruyama stating that (a) he considers the purpose of the Share Exchange to be reasonable based on the fact that the purpose is to optimize the value chain by consolidating the various functions dispersed within Murata’s corporate group, achieve operational synergy by avoiding conflicts of interest within the corporate group, and make it possible to distribute management resources and formulate strategy in an optimal manner through an integrated operation of the corporate group by making Toko a wholly-owned subsidiary of Murata, thereby increasing the enterprise value of both companies; (b) he considers the procedures for the negotiation process of the Share Exchange to be transparent and fair based on the fact that, with regard to the Share Exchange, Toko received a valuation report regarding the share exchange ratio from Mizuho Securities (an independent third-party appraiser), received the advice of independent outside professionals regarding the various procedures for the Share Exchange and the decision-making method and process of the board of directors, and have also taken measures to avoid any conflicts of interest; (c) he considers the Share Exchange Ratio to be fair based on the fact that he did not find anything unreasonable with the method and process used by the independent third-party appraiser to calculate the exchange ratio and Toko discussed and negotiated the Share Exchange Ratio based on such calculation results; and (d) taking into consideration each of the facts in (a) through (c) above, he finds that Toko’s decision regarding the Share Exchange will not be disadvantageous to Toko’s minority shareholders.

(Reference) Murata’s consolidated business performance forecast for the current term and actual consolidated business performance for the previous term

(The business performance forecast for the current term is the forecast that was announced on October 30, 2015)

				(JPY million)
	Consolidated sales	Consolidated operating profits	Consolidated current net profits before tax	Consolidated current net profits attributable to Murata shareholders
Business performance forecast for the current term (FY ending March 2016)	1,200,000	272,000	276,000	202,000
Actual business performance for the previous term (FY ended March 2015)	1,043,542	214,535	238,400	167,711